Exhibit 99.2

Unaudited Pro Forma Condensed Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF MITEL

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For the year ended April 30, 2013

(in U.S. dollars, millions except per share amounts)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
Revenues	$594.3	$576.9	$—		$1,171.2
Cost of revenues	335.4	256.3	—		591.7

Gross margin	258.9	320.6	—		579.5

Expenses:
Selling, general and administrative	174.5	221.0	21.1	(a),(b)	416.6
Research and development	66.0	55.7	—		121.7
Special charges and restructuring costs	3.0	20.3	—		23.3
Loss on litigation settlement	—	1.5	—		1.5

	243.5	298.5	21.1		563.1

Operating income from continuing operations	15.4	22.1	(21.1)		16.4
Interest expense	(0.3)	(19.7)	(1.5	) (c)	(21.5)
Debt retirement costs, including write-off of related deferred financing costs	—	(2.6)	—		(2.6)
Fair value adjustments on derivative instruments	1.8	—	—		1.8
Other income (expense)	(0.9)	1.3	—		0.4

Income (loss) from continuing operations, before income taxes	16.0	1.1	(22.6)		(5.5)
Income tax recovery	13.9	8.8	4.5	(d)	27.2

Net income from continuing operations	29.9	9.9	(18.1)		21.7
Net loss from discontinued operations	—	(3.7)	—		(3.7)

Net income	$29.9	$6.2	$(18.1)		$18.0

Net income (loss) per common share – Basic
Net income per share from continuing operations	$2.51	$0.19			$0.22
Net loss per share from discontinued operations	$—	$(0.07)			$(0.04)
Net income per share	$2.51	$0.12			$0.18
Net income (loss) per common share – Diluted
Net income per share from continuing operations	$2.49	$0.18			$0.22
Net loss per share from discontinued operations	$—	$(0.07)			$(0.04)
Net income per share	$2.49	$0.11			$0.18
Weighted-average number of common shares outstanding
Basic	11.9	53.7	44.2	(e)	97.9
Diluted	12.0	56.2	44.2	(e)	100.4

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF EARNINGS

For the six months ended October 31, 2013

(in U.S. dollars, millions except per share amounts)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
Revenues	$282.7	$286.5	$—		$569.2
Cost of revenues	158.8	121.9	—		280.7

Gross margin	123.9	164.6	—		288.5

Expenses:
Selling, general and administrative	80.3	112.1	10.7	(a),(b)	203.1
Research and development	28.9	28.6	—		57.5
Special charges and restructuring costs	5.7	10.2	—		15.9
Gain on disposition of product line	(1.4)	—	—		(1.4)

	113.5	150.9	10.7		275.1

Operating income from continuing operations	10.4	13.7	(10.7)		13.4
Interest expense	(0.1)	(13.0)	2.5	(c)	(10.6)
Other expense	(1.3)	(0.3)	—		(1.6)

Income from continuing operations, before income taxes	9.0	0.4	(8.2)		1.2
Income tax recovery (expense)	(1.4)	1.2	1.6	(d)	1.4

Net income	$7.6	$1.6	$(6.6)		$2.6

Net income per share
Net income per common share – Basic	$0.65	$0.03			$0.03
Net income per common share – Diluted	$0.64	$0.03			$0.03
Weighted-average number of common shares outstanding
Basic	11.7	53.8	44.2	(e)	98.0
Diluted	11.8	56.4	44.2	(e)	100.6

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As at October 31, 2013

(in U.S. dollars, millions)

	Aastra US GAAP (Notes 4, 5 and 6)	Mitel (Note 3)	Pro Forma Adjustments (Note 9)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$86.8	$70.5	$(52.1	)(p)	$105.2
Accounts receivable	114.7	116.7	—		231.4
Sales-type lease receivables (net)	11.3	14.3	—		25.6
Inventories (net)	83.0	24.3	—		107.3
Deferred tax asset	8.5	15.5	7.4	(d)	31.4
Other current assets	14.6	30.8	2.3	(q)	47.7

	318.9	272.1	(42.4)		548.6
Non-current portion of sales-type lease receivables (net)	15.7	14.4	—		30.1
Deferred tax asset	9.7	119.9	—	(d)	129.6
Property and equipment (net)	24.2	29.2	—		53.4
Identifiable intangible assets (net)	14.9	54.9	182.4	(f)	252.2
Goodwill	49.3	147.3	120.9	(g)	317.5
Other non-current assets	—	16.1	3.2	(h)	19.3

	$432.7	$653.9	$264.1		$1,350.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$118.4	$91.3	$5.6	(i)	$215.3
Current portion of deferred revenue	46.6	38.6	(10.7	)(j)	74.5
Current portion of long-term debt and bank indebtedness	2.5	21.3	(14.2	)(k)	9.6

	167.5	151.2	(19.3)		299.4
Long-term debt	0.6	267.6	92.3	(k)	360.5
Lease recourse liability	—	3.7	—		3.7
Long-term portion of deferred revenue	—	16.1	—		16.1
Deferred tax liability	7.6	17.0	34.4	(d)	59.0
Pension liability	35.7	71.2	—		106.9
Other non-current liabilities	4.8	19.1	—		23.9

	216.2	545.9	107.4		869.5

Commitments, guarantees and contingencies
Shareholders’ equity:
Common shares	79.0	811.5	312.3	(l)	1,202.8
Warrants	—	39.1	—		39.1
Additional paid-in capital	11.4	35.7	(11.4	)(m)	35.7
Retained earnings (accumulated deficit)	120.4	(684.2)	(138.5	)(n)	(702.3)
Accumulated other comprehensive income (loss)	5.7	(94.1)	(5.7	)(o)	(94.1)

	216.5	108.0	156.7		481.2

	$432.7	$653.9	$264.1		$1,350.7

(The accompanying notes are an integral part of these unaudited consolidated financial statements)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

For the year ended April 30, 2013 and the six months ended October 31, 2013

(in U.S. dollars, millions except per share amounts)

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined statements of Mitel Networks Corporation (“Mitel”) have been prepared to give effect to the transaction where Mitel acquired all of the outstanding common shares of Aastra Technologies Limited (“Aastra”) (the “Aastra Acquisition”).

The unaudited pro forma condensed combined statements of earnings for the year ended April 30, 2013 and for the six months ended October 31, 2013 combine the historical consolidated statements of earnings of Mitel and Aastra to give effect to the acquisition as if it had occurred on May 1, 2012. The unaudited pro forma condensed combined balance sheet as at October 31, 2013 combines the historical consolidated balance sheets of Mitel and Aastra to give effect to the acquisition as if it had occurred on October 31, 2013.

The unaudited pro forma condensed combined financial statements also reflect the effect of the equity to be issued to Aastra shareholders and borrowings to be incurred by Mitel to finance the Aastra Acquisition.

As the fiscal periods of Mitel and Aastra are non-coterminous, the Aastra results are presented based on the Aastra reporting period ending closest to the Mitel reporting periods; for the income statement, six months ended September 30, 2013 and twelve months ended March 31, 2013 and for the balance sheet, as at September 30, 2013.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with the:

•

Mitel audited annual consolidated financial statements and notes thereto for each of the three years ended April 30, 2013, 2012 and 2011 contained in the Mitel’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on June 24, 2013;

•

Mitel unaudited interim consolidated financial statements and notes thereto for each of the three and six months ended October 31, 2013 and 2012 contained in the Mitel’s Quarterly Report on Form 10-Q filed with the SEC on December 5, 2013;

•	Aastra audited annual consolidated financial statements and notes thereto for each of the two years ended December 31, 2013 and 2012 contained in Aastra’s 2013 Annual Report;

•	Aastra unaudited interim consolidated financial statements and notes thereto for each of the three and nine months ended September 30, 2013 and 2012 contained in the Aastra’s Q3 2013 Quarterly Report;

For purposes of preparing the unaudited pro forma condensed combined financial statements, adjustments have been made to convert the historical financial statements of Aastra, prepared in accordance with International Financial Reporting Standards (“IFRS”) and in Canadian dollars, to U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and U.S. dollars and to conform Aastra’s accounting policies used to those of Mitel. Details on these adjustments are described in Note 4 and Note 5.

The historical consolidated financial statements have also been adjusted to give effect to pro forma events that are (1) directly attributable to the Aastra Acquisition, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or financial performance actually would have been had the acquisition been completed as of the dates indicated and does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The purchase price calculation and purchase price allocation are dependent upon fair value estimates and assumptions as at the acquisition date and therefore, the valuations are provisional and are subject to change. Mitel will finalize all amounts as it obtains the information necessary to complete the measurement process, which is expected to be no later than one year from the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between preliminary estimates and final amounts may occur and these differences could be material to the accompanying unaudited pro forma condensed combined financial statements and Mitel’s future financial performance and financial position.

In connection with the Aastra Acquisition, total acquisition-related transaction costs incurred by Mitel and Aastra were approximately $32.6, and were primarily comprised of $21.8 of legal, advisory and termination costs and $10.8 of financing costs relating to the new credit facilities. In addition, Mitel incurred $4.2 of costs relating to the termination of its existing credit facilities. The effect of legal and advisory costs to be incurred in connection with the acquisition as well as costs relating to terminating Mitel’s existing credit facilities are not reflected in the unaudited pro forma condensed combined statement of earnings as they do not have a continuing impact on the combined operating results; instead, such costs are reflected in the unaudited pro forma condensed combined balance sheet as at October 31, 2013 as a reduction to cash and cash equivalents; retained earnings has similarly been reduced for any costs incurred by Mitel. Legal and advisory costs are recognized as special charges and restructuring costs in the period as they are incurred. Financing costs will be amortized into net earnings as part of interest expense using the effective interest method over the terms of the applicable financing.

In January 2014, prior to the closing of the Aastra Acquisition, Aastra completed the acquisition of Telepo Ltd, a business communications solution provider of multi-tenant unified communications solutions. The acquisition has been reflected in the unaudited pro forma condensed combined balance sheet as if the acquisition was completed on October 31, 2013.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs to integrate the operations of Mitel and Aastra or any costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2.	Description of Transaction

On November 10, 2013, Mitel and Aastra entered into a definitive agreement (the “Agreement”) pursuant to which and subject to the terms and conditions set forth in the Agreement, Mitel would acquire all of the issued and outstanding common shares of Aastra. The transaction was completed on January 31, 2014.

Under the terms of the Agreement, Aastra shareholders received $6.52 in cash and 3.6 common shares of Mitel for each Aastra common share held. The total fair value of the consideration is listed in Note 7.

All Aastra stock options were exercised prior to January 31, 2014 and therefore there were no stock options outstanding on January 31, 2014. Each outstanding Aastra Stock Appreciation Right (“SAR”) that was vested at January 31, 2014 was surrendered by the holder to Aastra in exchange for a cash payment by Aastra, as determined in accordance with the Aastra SAR Plan. Each outstanding Aastra Deferred Share Unit (“DSU”) was cancelled by Aastra, in exchange for a cash payment by Aastra in accordance with the Aastra DSU Plan.

Mitel financed the cash element of the acquisition with available cash resources and new credit facilities. These credit facilities, which replaced Mitel’s existing credit facilities, consist of a $355.0 term loan maturing in January 2020 and bearing interest at LIBOR (subject to a 1.00% floor) plus 4.25% and a $50.0 revolving facility maturing in January 2019 and bearing interest at LIBOR plus 4.25% that were entered into on January 31, 2014.

3.	Accounting Policies

These unaudited pro forma condensed combined financial statements reflect adjustments made to Aastra’s income statements and balance sheet to convert the financial statements from IFRS to U.S. GAAP (Note 5). Mitel is currently reviewing, in detail, Aastra’s accounting policies. As a result of that review, Mitel may identify additional U.S. GAAP differences or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial results. Based on information available at this time, Mitel is not aware of any differences that would have a material impact on the post-combination financial statements, other than those reflected in the unaudited pro forma condensed combined financial statements as described in Note 5 and Note 6.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in the unaudited interim period consolidated financial statements of Mitel for the six months ended October 31, 2013 and the audited consolidated financial statements of Mitel for the year ended April 30, 2013.

4.	Currency Translation

Aastra’s Canadian dollar financial statements have been translated to U.S. dollars based on the foreign exchange rates in effect for the periods as follows:

CAD/USD rate used
Income statement for the six months ended October 31, 2013	Average rate of 0.9701
Income statement for the year ended April 30, 2013	Average rate of 0.9990
Balance sheet as at October 31, 2013	Closing rate of 0.9723

5.	U.S. GAAP adjustments

The following adjustments were made to Aastra’s IFRS financial statements to convert them to U.S. GAAP:

(a)	Revenue recognition – Software

U.S. GAAP provides specific guidance on when to recognize revenue for elements in a multiple element arrangement that contains software. To recognize revenue for delivered software elements, there must be Vendor-Specific Objective Evidence (“VSOE”) of fair value for all undelivered software elements. If VSOE of fair value does not exist, all delivered elements are recognized on a pro-rata basis with the undelivered elements. Software that is essential to the functionality of hardware is scoped out of this guidance.

Under IFRS, there is no prescriptive requirement for the accounting for software revenue recognition and the concept of VSOE of fair value does not exist. As a result software revenue recognition is generally recorded such that revenue is recognized for each individual element of a transaction to reflect the substance of the transaction.

A portion of Aastra’s revenues consist of software, which is not essential to the functionality of hardware, being sold with an undelivered element such as software maintenance (including bug fixes, when and if available upgrades and other post-contract support). VSOE for the undelivered elements for certain of these sales was not obtained. As a result, under U.S. GAAP, the delivered portion of these sales should be recorded over the term of the post-contract support.

The effect of the adjustment to the balance sheet as at October 31, 2013 is an increase to deferred revenue liability of $6.2, an increase to deferred tax assets of $1.2 (for the tax effect on the deferred revenue balance) and a decrease to opening retained earnings of $5.0. There was no significant change to the statements of earnings for the year ended April 30, 2013 and six months ended October 31, 2013 as the deferred revenue balance remained consistent across all periods presented.

(b)	Deferred taxes – classification

Under U.S. GAAP, deferred taxes are classified as current or long-term based on the nature of the related asset or liability. Under IFRS, all deferred taxes are classified as long-term. The effect of the adjustment at October 31, 2013 is an increase to current deferred tax assets of $7.2 and a decrease to non-current deferred tax assets of $7.2.

(c)	Pension Liability

Under U.S. GAAP, an expected return on plan assets is included in the calculation of net periodic benefit cost. This expected return is estimated based on the long-term expected rate of return for pension assets. Under IFRS, the discount rate used to measure the pension benefit obligation must be used to calculate an expected return on assets.

In addition, under U.S. GAAP, actuarial gains and losses are recorded in accumulated other comprehensive income. The excess of these cumulative actuarial gains or losses over 10% of the greater of the benefit obligation or the fair value of plan assets, is amortized into income over the expected remaining service period, or for plans with no active members, the remaining life expectancy. Under IFRS, actuarial gains and losses are recorded in accumulated other comprehensive income and are not amortized into income.

The effect of the adjustment to the balance sheet at October 31, 2013 is an increase to the pension liability of $0.5, an increase to deferred tax assets of $0.1 (for the tax effect on the increase in pension liability) and a decrease to retained earnings of $0.4. There was no significant change to the statements of earnings for the year ended April 30, 2013 and six months ended October 31, 2013.

6.	Presentation adjustments

The following significant adjustments were made to Aastra’s financial statements to conform them to Mitel’s presentation:

(a)

For the six months ended October 31, 2013 and year ended April 30, 2013, depreciation and amortization previously recorded separately is included with selling, general and administrative expense ($7.4 and $14.5, respectively).

(b)

For the six months ended October 31, 2013 and year ended April 30, 2013, restructuring costs previously included in cost of sales ($0.3 and $0.5, respectively), selling, general and administrative expense ($1.9 and $2.1, respectively) and research and development expense ($3.4 and $0.4, respectively), are included in special charges and restructuring costs ($5.6 and $3.0, respectively).

(c)

For the six months ended October 31, 2013 and year ended April 30, 2013, costs relating to the product development process, previously included in selling general and administrative are included in research and development expense ($3.5 and $8.0, respectively).

(d)	At October 31, 2013, current tax assets of $7.1 are included in other current assets.

(e)	At October 31, 2013, current tax liabilities of $9.1 and current portion of provisions of $17.5 are included in accounts payable and accrued liabilities.

(f)	At October 31, 2013, non-current portion of provisions of $3.2 is included in other non-current liabilities.

7.	Fair Value of Consideration Transferred in Connection with the Aastra Acquisition

The following is an estimate of the purchase price for the Aastra Acquisition:

Estimated Fair Value

Fair value estimate of cash consideration to be paid to Aastra shareholders(a)	$80.0
Fair value estimate of share consideration to be paid to Aastra shareholders(b)	391.3

Estimated purchase price	$471.3

(a)	Calculated based on cash consideration of $6.52 per Aastra common share and 12.3 million Aastra common shares outstanding at January 31, 2014.

(b)

Calculated using the January 31, 2014 price, at the effective time of 12:00PM, on the NASDAQ stock exchange of $8.86 per Mitel common share and 12.3 million Aastra common shares outstanding on January 31, 2014.

8.	Assets Acquired and Liabilities Assumed in Connection with the Aastra Acquisition

The table below contains a preliminary fair value estimate of the assets to be acquired and the liabilities to be assumed by Mitel in connection with the Aastra Acquisition, reconciled to the estimated purchase price. In many cases, the purchase price allocation is not yet complete and therefore significant estimates have been made. Mitel is conducting a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of assets and liabilities may differ materially from the amounts presented.

NET ASSETS
Cash and cash equivalents (a)	$62.4
Accounts receivable(a)	114.7
Sales-type lease receivables, current(b)	11.3
Inventories (a)	83.0
Deferred tax asset, current(i)	11.4
Other current assets(a)	16.9
Sales-type lease receivables, non-current (b)	15.7
Deferred tax asset, non-current (i)	9.7
Property and equipment (c)	24.2
Identifiable intangible assets (d)	197.3
Accounts payable and accrued liabilities(e)(f)	(124.0)
Deferred revenue, current(g)	(35.9)
Current portion of long-term debt and bank indebtedness (a)	(2.5)
Long-term debt(a)	(0.6)
Deferred tax liability, non-current(i)	(42.0)
Pension liability(h)	(35.7)
Other non-current liabilities(a)(f)	(4.8)

Total identifiable net assets acquired	$301.1

Goodwill(j)	170.2

Estimated purchase price	$471.3

(a)	The carrying value is assumed to approximate fair value based on the nature of the asset or liability.

(b)

Sales-type lease receivables consist of leases to customers where substantially all risks and rewards of ownership were transferred at the time of initial sale. The carrying value is assumed to approximate fair value. Mitel is currently assessing whether the implicit rate in the leases used to discount the cash flows is approximated by current market rates. Any difference between the implicit rate and current rates would result in a change in the fair value of the asset.

(c)

Property and equipment consists primarily of equipment and leasehold improvements, for which the carrying value is assumed to approximate fair value. Mitel is currently assessing the fair value of these assets based on the age, condition and location of these assets. All of these elements can result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.

(d)	The preliminary fair value estimates of the identifiable intangible assets and their weighted-average useful lives are estimated as follows:

	Estimated preliminary fair value	Average estimated useful life
Customer relationships(i)	$116.0	7 years
Developed technology(ii)	73.3	6 years
Trade names(iii)	8.0	4 years

Total	$197.3

(i)	Customer relationships represent the fair value of the underlying relationships and agreements with Aastra’s customers.
(ii)	Developed technology represents the fair value of the Aastra’s products that have reached technological feasibility and are a part of Aastra’s product lines at the time acquired.
(iii)	Trade names represent the fair value of brand and name recognition associated with the marketing of Aastra’s products and services.

At this time, Mitel is currently completing a detailed valuation of the identifiable intangible assets. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value and weighted-average useful life are determined based on Mitel’s current knowledge of Aastra’s operations and by reference to estimated future cash flows. These preliminary fair value estimates and weighted-average useful lives could be different from the final valuation results.

(e)

Included in accounts payable and accrued liabilities are liabilities for Aastra’s cash-settled SARs and DSUs totaling $0.7. Aastra’s SARs and DSUs were settled in cash upon closing, as described in Note 2. The carrying value is assumed to approximate fair value for the remaining accounts payable and accrued liabilities.

(f)

Included in accounts payable and accrued liabilities and other non-current liabilities are provisions of $17.5 and $3.2, respectively, recorded at the carrying value, which is assumed to approximate fair value. Mitel is currently assessing the amount, timing and risk of potential losses relating to the provisions and contingent liabilities existing as of the acquisition date. These preliminary fair value estimates could be different from the final valuation results.

(g)

Deferred revenue consists primarily of unearned revenue from support services, including hardware maintenance and software services. An estimate of fair value $35.9 has been recorded, which resulted in a reduction from the carrying value of $46.6. Mitel is currently completing a detailed valuation of deferred revenue. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value are determined based on Mitel’s current knowledge of Aastra’s operations. These preliminary fair value estimates could be different from the final valuation results.

(h)

The carrying value of the pension liability approximates fair value. The carrying value is based on December 31, 2012 pension valuations, adjusted for estimated defined benefit pension cost to September 30, 2013. Mitel is currently conducting a valuation of the pension liability as of the acquisition date. Should any of the estimates used differ from those used at December 31, 2012, the valuation could differ significantly from the carrying value.

(i)

Represents the net deferred income tax liability, based on the statutory tax rates of the relevant jurisdictions, relating to the estimated fair value adjustments to assets acquired and liabilities assumed.

Estimated preliminary fair value
Deferred income tax impact due to:
Estimated preliminary fair value adjustment to intangible assets	$(36.5)
Estimated preliminary fair value adjustment to deferred revenue	2.1

Estimated adjustments to deferred income taxes	(34.4)
Aastra’s historical deferred tax assets, net	13.5

Estimated deferred income tax liabilities, net	$(20.9)

Deferred income tax asset, current	$11.4
Deferred income tax asset, non-current	9.7
Deferred income tax liability, non-current	(42.0)

Estimated deferred income tax liabilities, net	$(20.9)

For purposes of these unaudited pro forma condensed combined financial statements, no additional adjustment has been made to the balance of recognized tax assets and tax liabilities or unrecognized tax benefits, which is based on Mitel’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the tax rates used for the purposes of preparing the pro forma condensed combined financial statements for a variety of factors, including post-combination activities.

(j)

Goodwill is calculated as the excess of the preliminary estimate of the fair value of the consideration transferred over the preliminary estimate of the fair values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not deductible for tax purposes. Goodwill will be subject to impairment testing at least annually and more frequently if events and circumstances in the intervening period provide an indicator that impairment may exist.

9.	Pro Forma Adjustments in Connection with the Aastra Acquisition

This note should be read in conjunction with Note 1 – Basis of Presentation, Note 2 – Description of Transaction, Note 7 – Fair Value of Consideration Transferred in Connection with the Aastra Acquisition and Note 8 – Assets Acquired and Liabilities Assumed in Connection with the Aastra Acquisition. The following summarizes the pro forma adjustments in connection with the Aastra Acquisition to give effect to the acquisition as if it had occurred on May 1, 2012 for purposes of the pro forma condensed combined statements of earnings and on October 31, 2013 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Aastra’s historical intangible asset amortization expense	$(8.8)	$(4.4)
Estimated amortization expense of acquired finite-lived intangible assets:
Customer relationships	16.6	8.3
Developed technology	12.2	6.1
Trade names	2.0	1.0

Total	$22.0	$11.0

(b)	To adjust share-based compensation expense related to the equity-settled converted share-based awards as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Aastra’s historical stock-based compensation expense	$(0.9)	$(0.3)

Total	$(0.9)	$(0.3)

(c)	To adjust interest expense related to the new credit facility and repayment of the existing credit facility as follows:

	For the year ended April 30, 2013	For the six months ended October 31, 2013
Eliminate Mitel’s historical interest expense relating to the existing credit facilities	$(19.3)	$(12.8)
Estimated interest expense on outstanding principal under new credit facilities	18.6	9.2
Estimated amortization of financing fees and other costs	2.2	1.1

Total increase (decrease) in interest expense	$1.5	$(2.5)

For each 1.00% adverse change in LIBOR, in excess of the 1.00% floor, annual interest expense would increase by $3.6.

(d)

To record tax effect on the pro forma adjustments, using an effective tax rate of 20%. The effective tax rate of the combined company could be significantly different than the tax rate assumed for purposes of preparing the unaudited pro forma condensed combined financial statements as a result of a variety of factors, including post-acquisition activities.

(e)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the common shares issued by Mitel in connection with the Aastra Acquisition.

(in millions)	For the year ended April 30, 2013	For the six months ended October 31, 2013
Basic weighted average Mitel common shares outstanding (as reported)	53.7	53.8
Adjusted for:
Issuance of Mitel common shares to Aastra shareholders	44.2	44.2

Basic weighted average Mitel common shares outstanding (pro forma)	97.9	98.0

Diluted weighted average Mitel common shares outstanding (as reported)	56.2	56.4
Adjusted for:
Issuance of Mitel common shares to Aastra shareholders	44.2	44.2

Diluted weighted average Mitel common shares outstanding (pro forma)	100.4	100.6

(f)	To adjust intangible assets to a preliminary estimate of fair value as follows:

Eliminate Aastra’s historical intangible assets	$(14.9)
Preliminary fair value of identifiable intangible assets (Note 8)	197.3

Total	$182.4

(g)	To reverse Aastra’s historical goodwill and record a preliminary estimate of goodwill related to the Aastra Acquisition as follows:

Eliminate Aastra’s historical goodwill	$(49.3)
Estimated acquisition-related goodwill (Note 8)	170.2

Total	$120.9

(h)	To adjust Mitel’s unamortized debt issue costs relating to its existing credit facilities and record debt issue costs incurred for the new credit facilities.

Eliminate Mitel’s unamortized debt issue costs	$(7.6)
Estimated deferred financing costs (Note 1)	10.8

Total	$3.2

(i)	To adjust accounts payable and accrued liabilities as follows:

Record the intrinsic value of outstanding Aastra SARs and DSUs	$0.7
Estimated accounts payable and accrued liabilities of Telepo Ltd. (Note 1)	4.9

Total	$5.6

(j)	To adjust Aastra’s historical deferred revenue and record a preliminary estimate of deferred revenue related to the Aastra Acquisition as follows:

Eliminate Aastra’s historical deferred revenue	$(46.6)
Preliminary fair value of Aastra deferred revenue (Note 8 (g))	35.9

Total	$(10.7)

(k)	To adjust for repayment of Mitel’s existing credit facilities and to record the term loan incurred by Mitel in connection with the Aastra Acquisition, as follows:

Principal outstanding on existing credit facilities	$(278.2)
Unamortized original issue discount and other	3.3
Issuance of new term loan (Note 2)	355.0
Original issue discount and other on issuance of new term loan	(2.0)

Total	$78.1

Adjustment to current portion of long-term debt and bank indebtedness(i)	$(14.2)
Adjustment to long-term debt(i)	92.3

$78.1

(i)

Reduction in the current portion of long-term debt and bank indebtedness due primarily to Mitel’s current portion of long-term debt including $14.2 relating to the estimated excess cash flow payment due within one year under the existing credit facilities. Under new credit facilities, the first excess cash flow payment is due within 100 days after December 31, 2014 and is therefore not classified as current.

(l)	To eliminate Aastra’s common share capital and to record the issuance of common shares to Aastra shareholders as follows:

Issuance of Aastra common shares due to exercise of Aastra stock options (Note 2)	$5.7
Eliminate Aastra’s common share capital	(84.7)
Issuance of Mitel common shares to Aastra shareholders (Note 7)	391.3

Total	$312.3

(m)	To eliminate Aastra’s additional paid-in capital.

(n)	To adjust accumulated deficit for the transaction as follows:

Eliminate Aastra’s retained earnings	$(120.4)
Mitel’s acquisition-related transaction costs incurred in connection with the Aastra Acquisition	(7.5)
Termination costs relating to repaying existing credit facilities, including write-off of unamortized deferred financing costs and original issue discount of existing credit facilities	(15.1)
Estimated tax effect on acquisition-related transaction costs and termination costs relating to repaying existing credit facilities	4.5

Total	$(138.5)

(o)	To eliminate Aastra’s accumulated other comprehensive income.

(p)	To record the estimated cash impact of the Aastra Acquisition, financing and acquisition-related transaction costs as follows:

Cash consideration paid to Aastra’s shareholders (Note 7)	$(80.0)
Proceeds from issuance of the $355.0 term loan, net of original issue discount and fees	342.2
Repayment of existing Mitel credit facilities as at October 31, 2013, including unamortized original issue discount and termination fees	$(282.4)
Estimated acquisition-related transaction costs incurred in connection with the Aastra Acquisition (Note 1)	(21.8)
Estimated proceeds from the exercise of Aastra stock options (Note 2)	5.7
Estimated cash paid for Telepo Ltd (net of cash acquired of $3.9) (Note 1)	(15.8)

Total	$(52.1)

(q)	To record the estimated other current assets acquired in relation to the acquisition of Telepo Ltd. (note 1).